FIRST AMENDMENT TO AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 9, 2013, among INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company (“IDE” and “Borrowing Agent”), INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and EMPEIRIA ACQUISITION CORP., a Delaware corporation (“Empeiria,” and collectively with IDE and Holdings, “Borrowers”), each of the financial institutions which are now or which hereafter become a party hereto (individually, each a “Lender” and collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”). Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Credit Agreement (defined below).

RECITALS

A.           Borrowers, Agent and the Lenders are parties to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 14, 2012 (as amended, restated, joined, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

B.           The following Events of Default have occurred and are continuing:

(i) an Event of Default under Section 10.5 of the Credit Agreement as a result of Borrowers’ failure to comply with the Minimum Liquidity Test set forth in Section 6.5(c) of the Credit Agreement for the two consecutive months ending December 31, 2012 and January 31, 2013 and the two consecutive months ending January 31, 2013 and February 28, 2013;

(ii) an Event of Default under Section 10.5 of the Credit Agreement as a result of IDE not complying with Section 7.12 of the Credit Agreement in connection with the formation of IDE Perforacion Mexico S DE RL DE CV (“IDE-Mex”), including failing to cause IDE-Mex to join in the Credit Agreement as a Borrower;

(iii) an Event of Default under Section 10.5 of the Credit Agreement as a result of IDE making a capital contribution to, and holding Equity Interests in, IDE-MEX in violation of Section 7.4 of the Credit Agreement;

(iv) an Event of Default under Section 10.5 of the Credit Agreement as a result of IDE’s failure to provide a month by month projected cash flow of Borrowers and their Subsidiaries on a consolidated and consolidating basis for the fiscal year ending December 31, 2013 that is required under Section 9.12 of the Credit Agreement; and

(iv) an Event of Default under Section 10.12(b) of the Credit Agreement as a result of events of default occurring under the Elm Park Loan Agreement relating to the Borrowers’ failure to comply with Sections 4.15(h), 6.5(f), 7.4, 7.12, 8.2, 9.2 and 9.12 of the Elm Park Loan Agreement (collectively, the “Existing Defaults”).

C.           As a condition to waiving the Existing Defaults, Agent and Lender have required, and Borrowers have agreed, that Borrowers shall engage a third-party business consulting firm acceptable to Agent and Lender, to review, analyze and advise as to business operations and financial performance of Borrowers.

D.           Borrowers, Agent and Lender have agreed to amend the Credit Agreement and Other Documents, subject to the terms and conditions of this Amendment.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:

Article I
Amendments to Credit Agreement and Other Documents.

1.01         The following definitions contained in Section 1.2 of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

“Anti-Terrorism Laws” shall mean shall mean any laws primarily relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to the Agent, the Issuer or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrowers or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.20(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

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Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on

LIBOR Bloomberg Page BBAM1 Rate = 1.00 – Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give reasonably prompt notice to the Borrowers of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.”

1.02         The following new defined terms are hereby added to Section 1.2 (General Terms) in the appropriate alphabetical order:

““Cash Flow Projections” is defined in Section 9.18.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Commitment Amount” shall mean, (i) as to any Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

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“Covered Entity” shall mean each Borrower, each Borrower’s Subsidiaries, all Guarantors, and all pledgers of Collateral.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender, Participant, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, Participant or Issuer, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“First Amendment Effective Date” shall mean April 9, 2013.

“First Amendment” means that certain First Amendment to Amended and Restated Revolving Credit and Security Agreement dated April 9, 2013, among Borrowers, Lenders, and Agent.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Cash Flow Projections” shall mean, Borrowers’ projected cash sources and uses for Borrowers on a consolidated bi-weekly basis for the period ending June 28, 2013, delivered to Agent in connection with the First Amendment.

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“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the Commitment Amount (if any) of such Lender.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.”

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1.03         Section 1.2 (General Terms) is hereby amended to delete the defined term “Payee” in its entirety.

1.04         Section 2.2(g) (Procedure for Revolving Advances Borrowing) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“(g)          Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders (or such affected Lender) to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (f) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.”

1.05         Section 2.23 (Defaulting Lender) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“2.23         Defaulting Lender.

(a)          Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 so long as such Lender is a Defaulting Lender.

(b)          (i) except as otherwise expressly provided for in this Section 2.23, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)         fees pursuant to Section 3.2(b) hereof shall cease to accrue in favor of such Defaulting Lender.

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(iii)        if any Letter of Credit Borrowings (or drawings under any Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A)         the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)         if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Agent cash collateralize for the benefit of the Issuer the Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2 for so long as such Obligations are outstanding;

(C)         if the Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)         if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to the Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E)         if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

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(iv)         so long as any Lender holding a Revolving Commitment is a Defaulting Lender, the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by the Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.23(b)(ii)(A) above (and such Defaulting Lender shall not participate therein).

(c)          A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage.

(d)          Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)          In the event that the Agent, the Borrowers, and the Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolver Commitment, then Participation Commitments of the Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Commitment Percentage.

(f)          If  Issuer has a good faith belief that any Lender holding a Revolver Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Issuer shall have entered into arrangements with the Borrower or such Lender, satisfactory to Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.”

1.06         Section 3.7 (Increased Costs) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“3.7.          Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, any Issuer or Lender and any corporation or bank controlling Agent, any Lender or Issuer and the office or branch where Agent, any Lender or Issuer (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority after the date hereof, shall:

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(a)          subject Agent, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan, or change the basis of taxation of payments to Agent, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Taxes payable by Agent, such Lender or such Issuer);

(b)          impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)          impose on Agent, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender or Issuer deems to be material, then, in any case the Borrowers shall promptly pay Agent or such Lender or Issuer, upon its demand, such additional amount as will compensate Agent or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender or Issuer shall certify the amount of such additional cost or reduced amount to the Borrowers, and such certification shall be conclusive absent manifest error.”

1.07         Section 3.9 (Capital Adequacy) of the Credit Agreement is hereby amended by deleting the reference in the first sentence thereof to “or any change therein” and replacing it with a reference to “Change in Law”.

1.08         Section 3.10 (Gross Up for Taxes) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“3.10 Taxes.

(a)          Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

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(b)          Without limiting the provisions of Section 3.10(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)          Each Borrower shall indemnify Agent, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by any Lender, Participant or the Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the Issuer, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to the Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law and at the time or times reasonably requested by the Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by the Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable the Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable: two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

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(i)          two (2) duly completed valid originals of IRS Form W-8ECI,

(ii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iii)        any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(iv)         To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)          If a payment made to a Lender, Participant, Issuer or Agent under any Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Participant, Issuer or Agent shall deliver to the Agent (in the case of a Lender, Participant or Issuer) and the Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by the Agent or any Borrower sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

(g)          If the Agent, a Lender, a Participant or the Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, such Lender, Participant or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender, Participant or the Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Agent, such Lender, Participant or the Issuer in the event the Agent, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require the Agent, any Lender, Participant or the Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.”

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1.09         The Credit Agreement is hereby amended to (i) delete Section 3.11 (Withholding Tax Exemption) of the Credit Agreement in its entirety and (ii) replace each reference to Section 3.11 in the Credit Agreement with a reference to Section 3.10.

1.10         Section 4.11 (Insurance) of the Credit Agreement is hereby amended by adding the following sentence at the end of such Section:

“Borrowers shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.”

1.11         Section 5.7(b) (O.S.H.A. and Environmental Compliance) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(b) Each Borrower has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.”

1.12         Section 5.7 (O.S.H.A. and Environmental Compliance) of the Credit Agreement is hereby amended to add a new clause (d) at the end of such Section as follows:

“(d)           All Real Property owned by any Borrower is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of Borrowers in accordance with prudent business practice in the industry of Borrowers. Borrowers have taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.”

1.13         Section 6.5(c) (Minimum Liquidity Test) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(c)          Minimum Liquidity Test. Subject to the proviso below, Borrowers shall

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(i)          cause as of the last day of each fiscal month of Borrowers, commencing with the month ending December 31, 2012, Projected Net Availability to exceed $1.00; and

(ii)         cause as of the last day of each fiscal month of Borrowers, commencing with the fiscal month ending May 31, 2013, the sum of (A) Pledged Cash plus (B) Undrawn Availability, to equal or exceed $5,000,000;

provided that, notwithstanding anything herein to the contrary, it shall not constitute a Default or Event of Default if Borrowers violate either or both components of the Minimum Liquidity Test set forth in preceding clauses (i) or (ii), unless and until the Borrowers fail to satisfy both components of the Minimum Liquidity Test for two consecutive months.”

1.14         Section 7.4 (Investments) of the Credit Agreement is hereby amended by deleting the words “, and (l) Permitted Acquisitions.” and replacing them with:

“, (l) Permitted Acquisitions and (m) investments of the Borrowers in Foreign Subsidiaries in an aggregate amount not to exceed $100,000 at any time.”

1.15         Section 9.3 (Environmental Reports) of the Credit Agreement is hereby amended to delete the word “President” and replace it with “President or Chief Financial Officer.”

1.16         The Credit Agreement is hereby amended to add the following Section 9.18 (Weekly Cash Flow Projections) in the appropriate numerical order:

“9.18         Weekly Cash Flow Projections. Commencing on April 17, 2013 and thereafter by the Wednesday of each week thereafter, Borrowers shall deliver to Agent an updated set of projections of Borrowers’ consolidated cash sources and uses for the week when such projections are delivered and for the following twelve weeks, prepared on a bi-weekly basis in a manner similar to the Initial Cash Flow Projections and otherwise in form reasonably satisfactory to Agent (the Initial Cash Flow Projections, as updated by the updated weekly projections described in this Section 9.18 that are most recently delivered to Agent, the “Cash Flow Projections”).

1.17         The Credit Agreement is hereby amended to add the following Section 10.21 (Reportable Compliance Event) in the appropriate numerical order:

“10.21          Reportable Compliance Event.         The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 16.19 hereof.”

1.18         The Credit Agreement is hereby amended to add the following Section 16.19 (Money Laundering/International Trade Law Compliance) in the appropriate numerical order:

“16.19 Anti-Money Laundering/International Trade Law Compliance. Each Borrower represents and warrants to the Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any activity that violates any Anti-Terrorism Laws; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by any Anti-Terrorism Laws. The Borrowers covenant and agree that they shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.”

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Article II
effectiveness of amendments

2.01         Conditions. This Amendment shall be effective as of the date hereof once each of the following has been delivered to Agent or performed to Agent’s satisfaction:

(a)          this Amendment executed by Borrowers, Agent and Lender;

(b)          Agent shall have received Borrowers’ projected cash sources and uses for Borrowers on a consolidated bi-weekly basis for the period ending on June 28, 2013 (the “Initial Cash Flow Projections”), which shall be in a form reasonably satisfactory to the Agent;

(c)          payment by Borrowers to Agent for the account of PNC Bank, as Lender, an amendment and waiver fee pursuant to the terms of the confidential fee letter dated of even date herewith;

(d)          an executed copy of an amendment to the Elm Park Loan Agreement in form and substance satisfactory to Agent and Lender in all respects, and which waives Borrowers’ non-compliance with the minimum liquidity test and certain other covenants set forth in the Elm Park Loan Agreement (the “EP Amendment”); and

(e)          such other documents, instruments and information as Agent may reasonably request.

Article III
WAIVERS, CoNSENT, REPRESENTATIONS AND WARRANTIES

3.01         Waiver of Existing Default. Subject to the terms and conditions set out in this Amendment, and in reliance of the representations and warranties of Borrowers set forth in Section 3.05 hereof, Agent and Lender hereby (a) waive any violation of, or noncompliance with, any provision of Credit Agreement or any Other Documents caused solely by the Existing Defaults, and (b) agree not to exercise any of their rights available under the Credit Agreement or the Other Documents solely as a result of any such violation or noncompliance described in clause (a) of this Section 3.01. Except as set forth in the first sentence of this Section 3.01, Borrowers hereby agree that (i) such waiver does not constitute a waiver of any present or future violation of or noncompliance with any provision of the Credit Agreement or Other Documents or a waiver of Agent’s or Lender’s rights to insist upon strict compliance with each term, covenant, condition, and provision of the Credit Agreement or any Other Documents executed from time to time in connection therewith, or (ii) prejudice any right or remedy Agent or Lender may now have (after giving effect to the foregoing waiver) or may have in the future under or in connection with the Credit Agreement or any Other Documents. Except as set forth in the first sentence of this Section 3.01, Agent and Lender hereby reserve all rights granted under the Credit Agreement, this Amendment, and any other contract or instrument among Borrowers, Lender and Agent.

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3.02         Consent to Merger/Name Change. Empeiria desires to form Integrated Drilling Equipment Holdings Corp., a Delaware corporation (“Merger Sub”), and merge therewith, with Empeiria being the surviving corporation of such merger and adopting the name Integrated Drilling Equipment Holdings Corp. going forward (the “Proposed Name Change”). Empeiria represents, warrants and covenants that Merger Sub will have no material business, operations, assets, or liabilities at any time prior to the merger with Empeiria. Agent and Lenders hereby consent to the Proposed Name Change. Agent and Lenders waive the 30 days prior written notice of the Proposed Name Change from Empeiria to Agent and Lenders set forth in Section 7.15(b) of the Credit Agreement. Furthermore, so long as (a) the Proposed Name Change occurs on or prior to April 10, 2013, and (b) Merger Sub has no material business, operations, assets, or liabilities at any time prior to the merger with Empeiria, Agent and Lenders waive compliance by the Borrowers with Sections 7.1, 7.4, 7.12, 7.15 and 7.23 in connection with the formation of Merger Sub and the merger and agree that Merger Sub is not required to become a Guarantor or co-borrower under the Credit Agreement prior to the Proposed Name Change.

3.03         February 2013 Financial Statements. Agent and Lender agree that the date by which Borrowers are required to provide their monthly financial statements for February 2013, per Section 9.9 of the Credit Agreement, is extended to April 15, 2013.

3.04         Consent to Amendment. Agent and Lenders hereby consent to the execution and delivery of the amendment to the EP Amendment in the form provided to Agent on or before the date hereof.

3.05         Scope of Agreement; RELEASE. Except as specifically amended and/or waived by this Amendment, the Credit Agreement and Other Documents are unchanged and continue in full force and effect and are valid, binding and enforceable against Borrowers in accordance with their respective terms. Borrowers hereby acknowledge as of the date hereof that they have no knowledge of any defense, counterclaim, offset, cross complaint, claim or demand of any kind or nature whatsoever that can be asserted by them against Agent or any Lender or to reduce or eliminate all or any part of their liability to repay any advances or extensions of credit from Lenders to Borrowers under the Credit Agreement, as amended hereby, or the other documents or to seek affirmative relief or damages of any kind or nature from Lenders or Agent. Notwithstanding the foregoing, each Borrower hereby releases and disclaims forever any defenses, counterclaims, offsets, cross complaints, claims or demands of any kind or nature, known or unknown, whatsoever in each case existing as of the date hereof, or which may hereafter accrue solely to the extent regarding any actions or facts occurring prior to the date hereof, against Agent or any Lender and their respective directors, officers, affiliates, attorneys, employees and agents.

3.06         Representations and Warranties. Borrowers jointly and severally represent and warrant to Agent and Lender that (a) they possess all requisite company or corporate power and authority to execute, deliver and comply with the terms of this Amendment, (b) this Amendment has been duly authorized and approved by all requisite company or corporate action on the part of each Borrower, (c) no other consent of any individual or entity (other than Agent and Lender and the Elm Park Agent and Elm Park Lenders to the extent required by Section 2.01(d)) is required for this Amendment to be effective, (d) the execution and delivery of this Amendment does not violate the organizational documents of any Borrower, (e) the representations and warranties in the Credit Agreement and each Other Document to which each Borrower is a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that such representations and warranties speak to a specific date or to the extent such representations and warranties relate to the Existing Defaults), (f) each Borrower is in compliance with all covenants and agreements, other than with respect to the Existing Defaults, contained in the Credit Agreement and each Other Document to which it is a party, and (g) no Default or Event of Default (other than the Existing Defaults) has occurred and is continuing. The representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment. No investigation by Agent or Lender is required for Agent or Lender to rely on the representations and warranties in this Amendment.

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Article IV

CONSULTANT and financing updates

4.01         Consultant. By not later than two weeks following the date hereof (and in any event by no later than April 30, 2013), Borrowers shall engage a third-party business consulting firm reasonably acceptable to Agent (the “Consultant”) to consult, review, analyze and advise as to the ongoing business operations, contracts, and financial performance of Borrowers. Borrowers shall require the Consultant (i) to remain engaged by Borrowers at all times following the date hereof (unless replaced with another Consultant that is acceptable to Agent), (ii) to provide Agent with copies of the written reports, data and recommendations with respect to the Borrowers and to disclose information regarding the Borrower’s business as Agent may request, and (iii) to fully cooperate with and to promptly respond to inquiries or requests from Agent.

4.02         Financing Updates. Borrowers shall comply with Section 4.01 of the EP Amendment regarding providing Elm Park Agent weekly updates on Borrowers’ efforts to raise additional capital for Emperia.

Article V
Miscellaneous.

5.01         No Waiver of Defaults. Except as expressly set forth herein, this Amendment does not constitute (i) a waiver of, or a consent to, (A) any provision of any Credit Agreement or any Other Document not expressly referred to in this Amendment, or (B) any present or future violation of, or default under, any provision of the Credit Agreement or Other Documents, or (ii) a waiver of Agent or Lender’s right to insist upon future compliance with each term, covenant, condition and provision of the Credit Agreement or Other Documents.

5.02         Form. Each agreement, document, instrument or other writing to be furnished to Agent under any provision of this Amendment must be in form and, other than Cash Flow Projections, in substance satisfactory to Agent.

5.03         Headings. The headings and captions used in this Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Amendment, the Credit Agreement, or the Other Documents.

5.04         Costs, Expenses and Attorneys’ Fees. Borrowers jointly and severally agree to pay or reimburse Agent and Lender on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Amendment and other documents executed in connection therewith, including, without limitation, the reasonable fees and disbursements of Agent and Lender’s counsel.

5.05         Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors, assigns, heirs and legal representatives, as applicable.

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5.06         Multiple Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This Amendment may be transmitted and signed by facsimile, portable document format (PDF), and other electronic means. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrowers, Agent and Lender.

5.07         Governing Law. This Amendment must be construed, and its performance enforced, under Texas law.

5.08         Entirety. This Amendment, the Credit Agreement and the Other Documents (as amended hereby) represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the Parties. There are no unwritten oral agreements among the Parties.

[Signatures are on the following pages.]

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IN WITNESS WHEREOF, this Amendment is executed by each of the undersigned as of the date first written above.

BORROWERS:

INTEGRATED DRILLING EQUIPMENT, LLC

By:	/s/ N. Michael Dion
Name: N. Michael Dion
Title: CFO

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC

By:	/s/ N. Michael Dion
Name: N. Michael Dion
Title: CFO

EMPEIRIA ACQUISITION CORP.

By:	/s/ N. Michael Dion
Name: N. Michael Dion
Title: CFO

Signature Page to First Amendment to Amended and Restated

Revolving Credit and Security Agreement

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Kay L. Murphy
Kay L. Murphy
Vice President

Signature Page to First Amendment to Amended and Restated

Revolving Credit and Security Agreement